UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report:	January 19, 2012
(Date of earliest event reported)

A. M. CASTLE & CO.
(Exact name of registrant as specified in its charter)

Maryland	1-5415	36-0879160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1420 Kensington Road, Suite 220 Oak Brook, Illinois 60523
(Address of principal executive offices)

Registrant's telephone number including area code: (847) 455-7111

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13 e-4(c) under the Exchange Act (17 CFR 240.13 e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Election of Director

On January 19, 2012, the Board of Directors (the “Board”) of A. M. Castle & Co. (the “Company”) increased the number of directors constituting the whole Board from 11 to 12 and, upon recommendation of its Governance Committee, appointed Gary A. Masse to the Board to fill the newly created directorship.  Mr. Masse was also appointed a member of the Audit Committee of the Board.

As a non-employee director, Mr. Masse will receive compensation in accordance with the Company’s non-employee director compensation practices described in the Company’s Annual Proxy Statement filed with the Securities and Exchange Commission on March 25, 2011.  This compensation generally consists of an annual cash retainer of $60,000, payable in quarterly installments, and an annual grant of restricted stock in the amount equal to $70,000, based on the closing price per share of the Company’s common stock on the date such grant is made, which is the date of the annual meeting of stockholders.

In connection with his appointment, the Company and Mr. Masse have entered into an indemnification agreement in the form in which the Company has entered into with each of its directors to supplement the indemnification coverage provided by the Company’s By-Laws and the Maryland General Corporation Law.  (See Form of Indemnification Agreement between the Company and its executive officers and directors filed as Exhibit 10.16 to the Company’s Current Report on Form 8-K (Commission file number 1-5415) filed on July 29, 2009).

There are no transactions between Mr. Masse and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

A. M. CASTLE & CO.

January 23, 2012	By:	/s/ Robert J. Perna
Robert J. Perna
Vice President, General Counsel & Secretary